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Exhibit 99.1
Key updates communicated during Q4 2025
December 31, 2025

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Key updates communicated during Q4 2025
Investor Deep Dive 2025:
-At the Investor Deep Dive (IDD) 2025, management provided an update on Deutsche
Bank's progress, forward-looking strategy and financial trajectory for the Group and its businesses; it emphasized plans to accelerate value creation by scaling the Global
Hausbank and to pursue its long-term vision to become the European Champion in banking
Revenues:
-At the Q3 2025 results, management reiterated their confidence in achieving around
€ 32bn of revenues in FY 2025 and reaffirmed this expectation at the IDD, given strong franchise momentum across the bank
-Christian Sewing provided additional guidance on Q4 2025 revenue performance at the JPMorgan European Financials Conference pointing to a robust performance in the Private Bank and in Asset Management, while the Investment Bank had a strong start in October
-At the Q3 2025 results, James von Moltke said that the bank is on track to meet its FY
2025 net interest income (NII) guidance across key banking book segments and other funding, on a currency-adjusted basis; at the IDD, Raja Akram provided a forecast of
€ 13.5bn as jump-off for future NII growth
Costs:
-At the Q3 2025 results, James von Moltke reiterated that the bank is on track to meet its FY 2025 cost/income ratio target of <65%
-At the IDD, James von Moltke confirmed prior guidance for noninterest expenses to be below the original FY 2025 guidance and announced to only report on noninterest expenses from Q1 2026 and no longer focus on adjusted costs
Profitability:
-At the Q3 2025 results, the IDD and the JPMorgan European Financials Conference,
management reiterated that Deutsche Bank is on track to deliver a FY 2025 RoTE of
>10%
-Additionally, Christian Sewing pointed to operating momentum and reiterated IDD guidance to show improvements in FY 2026 performance over FY 2025
Provision for credit losses (CLPs):
-At the Q3 2025 results, James von Moltke reiterated that wider portfolio performance and asset quality remain resilient and, despite uncertainty from developments around commercial real estate (CRE) as well as the macroeconomic environment, the bank continues to anticipate lower CLPs in H2 2025 relative to H1 2025

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Capital and capital distribution:
-On October 22, 2025, Deutsche Bank announced the completion of its second
€250m share buyback of 2025, bringing 2025 shareholder distributions to €2.3bn and cumulative 2022–2025 distributions to €5.6bn; the bank reaffirmed its goal to exceed
€8bn total distributions for FY 2021–2025, including payouts in respect of FY 2025 paid in 2026
-At Q3 2025 results, James von Moltke indicated that he expected the FY 2025 CET1 ratio to land at around 14% and reaffirmed this expectation at the IDD, while adding that the bank would expect RWA to be around € 355bn at year-end
-At the Q3 2025 results, management also reiterated the payout ratio assumption for
2025 of 50%, as a result of which € 2.4bn of capital intended for distribution in 2026 was disregarded in the Q3 2025 CET1 ratio of 14.5%; he reiterated that capital sustainably above 14% CET1 ratio could be used for additional distributions
-At the IDD, the bank announced an increased payout ratio target of 60% in respect of
FY 2026-2028
Balance sheet:
-At the IDD, Raja Akram and James von Moltke forecasted year-end loans (gross of allowance at amortized cost) of about € 485bn and deposits of about € 670bn
Issuance:
-Selected Q4 2025 issuance highlights:
-November 24, 2025: EUR 1.0bn 6.75% Additional Tier 1 Notes with first call date on October 30, 2034
-December 3, 2025: USD 1.0bn 4.469% Senior Preferred with maturity in
December 2031 (callable December 2030)
-December 4, 2025: EUR 1.0bn 3.000% Senior Preferred with maturity in February
2031 (callable February 2030)
Next significant events:
-January 29, 2026 – FY 2025 results – Analyst Conference Call
-January 30, 2026 – FY 2025 results - Fixed Income Call
-March 12, 2026 – Annual Report 2025 and Form 20-F 2025

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Disclaimer:
This presentation contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about Deutsche
Bank’s beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and the bank undertakes no obligation to update publicly any of them in light of new information or future events.
By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which the bank derives a substantial portion of its revenues and in which it holds a substantial portion of its assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of its strategic initiatives, the reliability of its risk management policies, procedures and methods, and other risks referenced in the bank’s filings with the U.S. Securities and
Exchange Commission. Such factors are described in detail in Deutsche Bank’s SEC Form
20-F of March 13, 2025, under the heading “Risk Factors.” Copies of this document are readily available upon request or can be downloaded from investor-relations.db.com.